EXHIBIT 3.6


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)



     1.  Name of corporation: Front Porch Digital, Inc.

     2.  The Articles of Incorporation have been amended as follows:

         A. Article IV is amended as follows: The total number of shares of Common Stock, par value $.001 per share, which the Corporation shall have authority to issue is 150,000,000 shares.

     3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 27,544,616.

     4.  Officer signature:    /s/ MICHAEL KNAISCH                  May 25, 2004
                               --------------------------------
                               Name: Michael Knaisch
                               Title:  Chief Executive Officer